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                                                                   EXHIBIT 10.33


                    GREEN BURRITO MASTER FRANCHISE AGREEMENT

         THIS AGREEMENT is made as of the 5th day of June, 2000 and shall take effect 30 days thereafter ("Effective Date"), by and among CKE Restaurants, Inc. ("CKR"), Carl Karcher Enterprises, Inc. ("CKE") and Hardee's Food Systems, Inc. ("HFS") (CKR, CKE and HFS shall be collectively referred to as the "CKR Companies"), and Green Burrito Grill Franchise Corporation (formerly known as GB Franchise Corporation) and Santa Barbara Restaurant Group, Inc. (collectively "GBGF").

                                    RECITALS

         CKE has developed and owns a unique and distinctive system ("Carl's Jr. System") relating to the development, establishment and operation of fast service restaurants ("Carl's Jr. Restaurants").

         HFS has developed and owns a unique and distinctive system ("Hardee's System") relating to the development, establishment and operation of fast service restaurants ("Hardee's Restaurants").

         GBGF has developed and owns a unique and distinctive system ("GB System") relating to the development, establishment and operation of fast service restaurants that feature Mexican food products.

         GBGF also has successfully developed a method for inserting the GB System into an existing restaurant concept which permits operation of the GB System and the other restaurant system side-by-side from the same location ("GB Dual Concept System").

         The CKR Companies and GBGF have entered into a number of agreements, including but not limited to, a Settlement and Development Agreement dated May 30, 1995, as subsequently amended ("Settlement Agreement"), a Master Subfranchise Agreement dated December 1, 1995, as subsequently amended ("Master Agreement") and individual Franchise Agreements, pursuant to which the CKR Companies have been licensed by GBGF to develop and operate at company-owned Carl's Jr. and Hardee's Restaurants, and to subfranchise Carl's Jr. and Hardee's franchisees to develop and operate at franchised Carl's Jr. and Hardee's Restaurants, Carl's Jr. and Hardee's Restaurants that utilize the GB Dual Concept System ("Dual Concept Restaurants").

         As a result of the parties' experience in developing and operating, and subfranchising franchisees to develop and operate, Dual Concept Restaurants, the parties desire to restructure their relationship.

         GBGF desires to assign to CKE, and CKE is willing to assume, GBGF's rights and obligations as franchisor under certain Green Burrito Franchise Agreements with third party franchisees ("GB Franchise Agreements").

         Accordingly, the parties are entering into this Agreement to terminate all prior agreements between or among them pertaining to the development, operation or subfranchising of Dual Concept Restaurants by the CKR Companies and replace those prior agreements with this Agreement and to assign to CKE certain of the GB Franchise Agreements.

         NOW THEREFORE, in consideration of the mutual covenants, agreements and obligations set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


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                       I. GENERALLY APPLICABLE PROVISIONS

1. TERMINATION OF PRIOR AGREEMENTS

         As of the Effective Date, the Settlement Agreement, the Master Agreement and all prior agreements between or among the parties pertaining to the development, operation or subfranchising of Dual Concept Restaurants by the CKR Companies are terminated and are replaced by this Agreement.

2. GRANT OF RIGHTS

         A. GRANT

         GBGF hereby grants to the CKR Companies the right, throughout the United States, during the Development Term (as defined below): (1) to develop and operate Dual Concept Restaurants utilizing the GB Dual Concept System ("CKR Dual Concept Restaurants"); and (2) to license existing and prospective Carl's Jr. and Hardee's franchisees ("Franchisees") to develop and operate Dual Concept Restaurants utilizing the GB Dual Concept System in connection with their Carl's Jr. or Hardee's Restaurants ("Franchised Dual Concept Restaurants"). The provisions of this Agreement also shall apply to the Dual Concept Restaurants operated and subfranchised by CKE that are in existence as of the date of this Agreement.

         B. SCOPE OF LIMITED EXCLUSIVITY GRANTED TO THIRD PARTIES

         In order to avoid restricting the development of Dual Concept Restaurants by the CKR Companies and their Franchisees, GBGF agrees that, unless otherwise agreed to by the CKR Companies and GBGF, during the Development Term (as defined below), GBGF will not, in the state of California and Pima County, Arizona, grant, or permit their subsidiaries or affiliates to grant, exclusivity to any franchisee or subfranchisee of the GB System or the GB Dual Concept System in excess of a radius of 1.5 miles of the restaurant licensed to use the GB System or the GB Dual Concept System.

3. DEVELOPMENT TERM

         The initial term of the rights granted to the CKR Companies pursuant to this Agreement to develop and subfranchise the development of Dual Concept Restaurants shall begin as of the Effective Date and terminate on December 31, 2004 ("Development Term"). Unless this Agreement has been terminated prior to the expiration of the Development Term, the CKR Companies shall have the option to renew this Agreement for a renewal Development Term; provided the parties are able to agree, prior to the expiration of the Development Term, on a development schedule for, and the length of, the renewal Development Term.

         The expiration or termination of the Development Term shall only affect the right of the CKR Companies to develop or subfranchise additional Dual Concept Restaurants and shall not affect the operation of existing Dual Concept Restaurants the term of which, for CKR Dual Concept Restaurants, shall be as provided in Part III of this Agreement, and the term of which, for Franchised Dual Concept Restaurants, shall be as provided in the each franchise or license agreement entered into by CKE or HFS and a Franchisee.


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4. DEVELOPMENT SCHEDULE

         For each calendar year listed in the Development Schedule attached as Appendix A, the CKR Companies shall develop (either by CKE, HFS or Franchisees) and open the number of Dual Concept Restaurants specified in the Development Schedule. On or before December 31 of each year during the Development Term, the CKR Companies shall provide GBGF with a list of all Dual Concept Restaurants then operated by the CKR Companies or Franchisees.

         If the CKR Companies have not complied with the Development Schedule as of the end of any calendar year listed in Appendix A, GBGF may in its sole discretion, following 30 days' prior written notice to the CKR Companies, terminate the right to develop (and the right to subfranchise the development of) additional Dual Concept Restaurants. Notwithstanding the foregoing, if the CKR Companies have developed at least 80% of the Dual Concept Restaurants required by the Development Schedule, the CKR Companies shall have the options described below, which can be exercised no more than twice during the Development Term (and which must be exercised by providing GBGF written notice prior to the expiration of 30 days following GBGF's notice). The CKR Companies may avoid termination of the right to develop (and the right to subfranchise the development of) additional Dual Concept Restaurants by paying GBGF the initial fee specified in Section III.2.A. for each Dual Concept Restaurant the CKR Companies were required to develop, but failed to develop, in that calendar year. Such election by the CKR Companies shall not affect the obligation of the CKR Companies to develop those Dual Concept Restaurants in the next calendar year unless the CKR Companies pay GBGF the additional sum of $10,000 to compensate GBGF for the ongoing royalty fees that would have been paid to GBGF if those Dual Concept Restaurants had been developed. In that event, the Development Schedule shall be modified to delete the obligation by the CKR Companies to develop those Dual Concept Restaurants.

5. SITE AND FRANCHISEE SELECTION

         The CKR Companies shall not be required to obtain GBGF's approval of any site for a Dual Concept Restaurant; however, the CKR Companies shall not open (and shall not permit a Franchisee to open) a Dual Concept Restaurant within a 1.5 mile radius of any then-existing Green Burrito Restaurant or Grill by Green Burrito Restaurant (or such similar name as may be adopted by GBGF) operated or franchised by GBGF. The CKR Companies shall use their best efforts to offer Franchisees the opportunity to operate Dual Concept Restaurants. The CKR Companies shall use those standards that they reasonably deem appropriate for the selection of Franchisees to operate Dual Concept Restaurants, which may include requirements that a Franchisee be in good standing and be operationally and financially capable of operating a Dual Concept Restaurant. The CKR Companies shall not be required to obtain GBGF's approval with respect to any Franchisee that desires to operate a Dual Concept Restaurant.

6. ADVERTISING

         The CKR Companies intend to use internal creative departments or consultants to develop promotional materials for Dual Concept Restaurants. All such advertising and promotional materials shall properly utilize GBGF's Proprietary Marks, but the CKR Companies shall not be required to submit any advertising or promotional materials to GBGF for its review and approval. The CKR Companies may, but are not required to, establish advertising funds for the promotion of Dual Concept Restaurants.


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7. GREEN BURRITO FOOD PRODUCTS AND SUPPLIERS

         A. GB FOOD PRODUCTS

         All Dual Concept Restaurants, except Dual Concept Restaurants that offer a limited menu of Carl's Jr. or Hardee's products ("Express Units"), shall offer for sale a minimum of 12 items from the list of GB Food Products attached as Appendix B. Express Units shall offer for sale a reasonable number of GB Food Products, taking into account space and other limitations applicable to each Express Unit. The CKR Companies shall have the right, without GBGF's consent, to make minor changes to food specifications and to the GB Food Products. All other changes to the food specifications or to any GB Food Products must be approved in writing by GBGF prior to use in any Dual Concept Restaurant.

         B. GREEN BURRITO SUPPLIERS

         Dual Concept Restaurants must use proprietary products in the preparation and sale of certain GB Food Products and currently must purchase the proprietary products from GBGF, an affiliate of GBGF or a designated supplier. The CKR Companies shall have the right to obtain such proprietary products from alternative suppliers, provided the alternative suppliers are able to consistently supply quality products and provided that the CKR Companies have given GBGF advance written notice of their intent to utilize an alternative supplier and GBGF has not objected to the proposed alternative supplier(s) within 14 days after receipt of notice from the CKR Companies. In addition, the CKR Companies agree that they may not seek an alternative supplier if such action would result in a violation of any existing contract GBGF has with an existing supplier. GBGF shall be entitled to retain all rebates received from existing suppliers through the expiration of current supply contracts.

         All other products used in the preparation and sale of GB Food Products also shall be obtained from suppliers selected by the CKR Companies that are able to consistently supply quality products. The parties agree to work together with respect to the purchase of all items used by Dual Concept Restaurants and restaurants operated and franchised by GBGF in order to realize the best available pricing from suppliers.

8. PROPRIETARY MARKS

         The term "Proprietary Marks" as used in this Agreement refers to all words, symbols, insignia, devices, designs, trade names, service marks or combinations thereof designated by GBGF as identifying the GB Dual Concept System and the products sold and services provided in connection with the GB Dual Concept System. The right of the CKR Companies to use and sublicense the use of the Proprietary Marks is limited to use of the Proprietary Marks in the operation of Dual Concept Restaurants. The CKR Companies shall not use the Proprietary Marks or any variations of the Proprietary Marks or marks or names confusingly similar to any of the Proprietary Marks in any manner not authorized by GBGF.

         The CKR Companies shall have the right to adopt and use new Proprietary Marks with respect to the GB Dual Concept System and, as determined by the CKR Companies, to seek additional registrations in GBGF's name. GBGF shall own all right, title and interest in all new Proprietary Marks used, adopted and/or registered by the CKR Companies. The CKR Companies at their expense shall undertake, with GBGF's consent, all actions necessary to maintain and protect the Proprietary Marks, including without limitation, the pursuit of infringers of the Proprietary Marks. (If damages are recovered by the CKR Companies from an infringer, such damages shall be shared equally with GBGF.)

         The CKR Companies agree that the Proprietary Marks (including any Proprietary Marks adopted and/or registered after the Effective Date) are the sole property of GBGF and affiliates, that the CKR


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Companies shall not directly or indirectly contest the validity or ownership of the Proprietary Marks or GBGF's right to license the Proprietary Marks, and that any and all uses by the CKR Companies of the Proprietary Marks and the goodwill arising therefrom shall inure exclusively to the benefit of GBGF and affiliates.

9. NONCOMPETITION RESTRICTIONS

         A. BY GBGF

         In addition to the provisions of Section I.2.B., during the Development Term, GBGF shall not operate, or grant a franchise to operate, a restaurant using the GB System or the GB Dual Concept System within a 1.5 mile radius of a Dual Concept Restaurant operated by the CKR Companies or their Franchisees.

         B. BY THE CKR COMPANIES

         During the Development Term, and for 2 years after the expiration or termination of the Development Term, the CKR Companies will not feature or operate in their company or franchised Carl's Jr. or Hardee's Restaurants any concept which they develop, own, operate or are a licensee of if that concept features Mexican food (similar to the menu offerings under the GB Dual Concept System) as the principal menu offerings. The foregoing restriction does not apply to: (1) Mexican style food items offered at Carl's Jr. Restaurants prior to August 9, 1994; (2) any sandwich comprised of bread or buns and a main component of hamburger, chicken or fish even though garnished with traditional Mexican sauces or flavorings; and (3) the ownership by the CKR Companies of any Mexican food concept, company, restaurant or restaurant chain if the menu items are not offered in Carl's Jr. or Hardee's Restaurants.

10. TRANSFER

         This Agreement may not be assigned, transferred, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise without the written consent of the other parties. Notwithstanding the foregoing, no consent will be required for assignments or transfers by any party as a result of any sale of all or substantially all of the stock or assets of such party, or any merger by a party with another entity; provided that the assignee, transferee or successor assumes in writing each of the transferor's or assignor's obligations hereunder.

11. INDEMNIFICATION

         A. The CKR Companies shall indemnify and hold harmless GBGF and their directors, officers, employees, agents and representatives against all claims, damages, liabilities and losses, including reasonable attorneys' fees and defense costs, arising directly or indirectly from: (1) the operation of Dual Concept Restaurants by the CKR Companies or Franchisees; (2) the grant of subfranchises by the CKR Companies to Franchisees to operate Dual Concept Restaurants; (3) the services to be provided by the CKR Companies to Franchisees under the franchise or license agreements for Franchised Dual Concept Restaurants, including the failure to properly provide those services; (4) any action by a franchisee of the CKR Companies based on the rights granted to the CKR Companies by this Agreement; and (5) the failure by the CKR Companies to comply with any franchise or similar law with respect to the rights granted the CKR Companies by this Agreement.

         B. GBGF shall indemnify and hold harmless the CKR Companies and their directors, officers, employees, agents and representatives against all claims, damages, liabilities and losses,


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including reasonable attorneys' fees and defense costs, arising directly or indirectly from: (1) any action by a franchisee of GBGF (who is not a Franchisee of a Dual Concept Restaurant) based on the rights granted to the CKR Companies by this Agreement; and (2) GBGF's failure to comply with any franchise or similar law with respect to the rights granted by this Agreement.

12. RELATIONSHIP OF THE PARTIES

         This Agreement does not create or imply a fiduciary, agency, employment, partnership or other special relationship between the parties. Neither GBGF nor the CKR Companies shall be agent, legal representative, partner, subsidiary, joint venturer or employee of the other. Neither party shall have the right or power to, and shall not, bind or obligate the other in any way or manner, nor represent that it has any right to do so. The sole relationship between GBGF and the CKR Companies is a commercial, arms' length business relationship and there are no third party beneficiaries to this Agreement.

13. CONSENTS, APPROVALS AND WAIVERS

         A. Whenever this Agreement requires the prior approval or consent of another party, the requesting party shall make a timely written request to the other therefor; and any approval or consent received, in order to be effective and binding, must be obtained in writing.

         B. Neither party makes any warranties or guarantees upon which the other may rely by providing any waiver, approval, consent or suggestion to the other in connection with this Agreement, and neither party assumes any liability or obligation to the other therefor, or by reason of any neglect, delay, or denial of any request therefor.

         C. No failure of either party to exercise any power reserved to it by this Agreement or to insist upon strict compliance by the other with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver of that party's right to demand exact compliance with any of the terms of this Agreement.

14. NOTICES

         No notice, demand, request or other communication to the parties shall be binding upon the parties unless the notice is in writing, refers specifically to this Agreement and is addressed to each party at the notice address provided the other parties. Any party may designate a new address for notices by giving written notice of the new address pursuant to this Section. Notices shall be effective upon receipt (or first refusal) and may be: (A) delivered personally;
(B) transmitted by facsimile to a party's facsimile number; (C) mailed in the United States mail, postage prepaid, certified mail, return receipt requested; or (D) mailed via overnight courier.

15. FORCE MAJEURE

         As used in this Agreement, the term "Force Majeure" means any act of God, strike, lock-out or other industrial disturbance, war (declared or undeclared), riot, epidemic, fire or other catastrophe, act of any government or other third party and any other cause not within the control of the party affected thereby. If the performance of any obligation by either party under this Agreement is prevented, hindered or delayed by reason of Force Majeure, which cannot be overcome by reasonable commercial measures, the parties shall be relieved of their respective obligations (to the extent that the parties, having exercised best efforts, are prevented, hindered or delayed in such performance) during the period of such Force Majeure.


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16. ENTIRE AGREEMENT

         This Agreement and the attachments hereto constitute the entire, full and complete agreement between the parties concerning the development, operation and subfranchising of Dual Concept Restaurants by the CKR Companies, and supersede any and all prior or contemporaneous negotiations, discussions, understandings or agreements, including, but not limited the Settlement Agreement and Master Agreement as amended. There are no other representations, inducements, promises, agreements, arrangements, or undertakings, oral or written, between the parties relating to the matters covered by this Agreement other than those set forth in this Agreement and in the attachments hereto. No obligations or duties that contradict or are inconsistent with the express terms of this Agreement may be implied into this Agreement. Except as expressly set forth herein, no amendment, change or variance from this Agreement shall be binding on any party unless mutually agreed to by the parties and executed in writing.

17. SEVERABILITY AND CONSTRUCTION

         A. Each article, section, subsection, term and condition of this Agreement, and any portions thereof, will be considered severable. If, for any reason, any portion of this Agreement is determined to be invalid, contrary to, or in conflict with, any applicable present or future law, rule or regulation in a final, unappealable ruling issued by any court, agency or tribunal with valid jurisdiction, that ruling will not impair the operation of, or have any other effect upon, any other portions of this Agreement; all of which will remain binding on the parties and continue to be given full force and effect.

         B. No provision of this Agreement shall be interpreted in favor of, or against, any party because of the party that drafted this Agreement.

18. GOVERNING LAW, ARBITRATION FORUM AND LIMITATIONS

         A. This Agreement and any claim or controversy arising out of, or relating to, the rights and obligations of the parties under this Agreement and any other claim or controversy between the parties shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

         B. Except as provided in Section I.18.C., any claim, controversy or dispute arising out of or relating to this Agreement or with respect to a breach of the terms of this Agreement and any other claim, controversy or dispute between the parties shall be submitted to final and binding arbitration before the American Arbitration Association ("AAA") as the sole and exclusive remedy. The arbitration will be governed by the AAA commercial arbitration rules in effect on the date the demand for arbitration is filed and shall be conducted before one neutral arbitrator with restaurant and franchise experience selected in accordance with the AAA commercial arbitration rules from the AAA's national or regional arbitrator lists. The arbitration shall be administered by the AAA office nearest to Orange County, California and all hearings shall take place in Orange County, California. Any demand for arbitration shall specify the amount of damages sought.

         The arbitrator shall have no authority to amend or modify the provisions of this Agreement. The award and decision of the arbitrator shall be conclusive and binding upon all parties thereto and judgment upon the award may be entered in any court of competent jurisdiction, and GBGF and the CKR Companies waive any right to contest the validity or enforceability of the award. GBGF and the CKR Companies will obtain the agreement of the arbitrator that: (1) the arbitrator shall provide a written ruling, stating in separate sections the findings of fact and conclusions of law on which the ruling is based; and (2) the ruling is due not later than 60 days after the final hearing.


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         C. Notwithstanding the provisions of Section I.18.B., any party shall be entitled to file suit in a court of competent jurisdiction to obtain equitable relief, including preliminary and permanent injunctive relief.

         D. The parties waive, to the fullest extent permitted by law, any right or claim of any consequential, punitive or exemplary damages against each other and agree that, in the event of a dispute between them, each shall be limited to the recovery of actual damages sustained by it. The parties waive, to the fullest extent permitted by law, the right to bring, or be a class member in, any class action arbitration or litigation and the right to trial by jury in any action not subject to Section I.18.B.

19. MISCELLANEOUS

         A. GENDER AND NUMBER

         All references to gender and number shall be construed to include such other gender and number as the context may require.

         B. CAPTIONS

         All captions in this Agreement are intended solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

         C. COUNTERPARTS

         This Agreement may be executed in counterparts, and each copy so executed and delivered shall be deemed an original.

         D. MODIFICATIONS

         No amendment or modification of this Agreement shall be binding on either party unless in writing and executed by both parties.

         E. PRESS RELEASES

         Neither the CKR Companies nor GBGF will issue any press releases relating to this Agreement or either party's performance under this Agreement without first providing a copy of the press release to the other party.

                            II. SUBFRANCHISE RIGHTS

1. RIGHT TO SUBFRANCHISE

         GBGF hereby grants to the CKR Companies the right throughout the United States, during the Development Term, to license existing and prospective Franchisees to develop Franchised Dual Concept Restaurants utilizing the GB Dual Concept System in connection with their Carl's Jr. or Hardee's Restaurants.


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2. FORMS OF AGREEMENT

         A. EXISTING FRANCHISED DUAL CONCEPT RESTAURANTS

         All existing Franchised Dual Concept Restaurants shall continue to be governed by the existing franchise or license agreement executed by CKE or HFS and the Franchisee.

         B. NEW FRANCHISED DUAL CONCEPT RESTAURANTS

         CKE or HFS and each Franchisee for a new Franchised Dual Concept Restaurant shall execute that form of franchise or license agreement as determined by CKE or HFS. The CKR Companies shall not be required to provide GBGF a copy of any franchise or license agreement for a Franchised Dual Concept Restaurant.

3. FEES

         A. INITIAL AND OTHER FEES

         For all Franchised Dual Concept Restaurants, the CKR Companies shall pay GBGF, beginning as of the Effective Date, 40% of all fees (excluding royalty fees and advertising contributions) a Franchisee is required to pay the CKR Companies under his franchise or license agreement with respect to the rights granted to the Franchisee to utilize the GB Dual Concept System. Unless approved in writing by GBGF, the CKR Companies shall not charge a Franchisee of a Franchised Dual Concept Restaurant an initial fee relating to the right to use the GB Dual Concept System that is less than $5,000.

         B. ROYALTY FEES

         For all Franchised Dual Concept Restaurants, the CKR Companies shall pay GBGF, beginning as of the Effective Date, 40% of all royalty fees a Franchisee is required to pay the CKR Companies under his franchise or license agreement relating to the Gross Sales of GB Food Products. Unless approved in writing by GBGF, the percentage royalty a Franchisee of a Franchised Dual Concept Restaurant pays with respect to Gross Sales of GB Food Products shall not be less than the percentage royalty the Franchisee pays with respect to non-Green Burrito sales at his Carl's Jr. or Hardee's Restaurant.

         As used in this Agreement, "Gross Sales of GB Food Products" shall mean all gross sales derived from the sale of GB Food Products (which are listed in attached Appendix B) and the Green Burrito proportionate share of beverage sales included in total gross sales. The Green Burrito proportionate share of beverage sales shall be computed by comparing the relationship between the Gross Sales of GB Food Products and total gross sales (exclusive of beverage sales) and multiplying that percentage by all beverage sales for the relevant period.

         C. ADVERTISING CONTRIBUTIONS

         The CKR Companies shall not pay to GBGF any portion of the advertising contributions paid by Franchised Dual Concept Restaurants, which includes, without limitation, payments for point of purchase advertising materials and other Green Burrito advertising materials and contributions to any advertising funds established by CKE.


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         D. METHOD OF PAYMENT

         Franchised Dual Concept Restaurants shall pay all initial fees, other fees and royalty fees directly to CKE or HFS, which will remit to GBGF the GBGF portion of each such payment within 10 days after the fiscal week (as defined by GBGF from time to time) in which the payment was received by CKE or HFS. The CKR Companies shall have the sole right and obligation to collect monies from Franchised Dual Concept Restaurants, and shall use reasonable efforts to collect monies from such Franchisees. The CKR Companies may compromise payments of initial fees, other fees or royalty fees in a dispute without GBGF's written consent.

         GBGF shall not be entitled to payment of any monies from the CKR Companies relating to Franchised Dual Concept Restaurants until the monies are actually received by CKE or HFS, and the CKR Companies shall not have any recourse liability to GBGF for the payment of monies unless the monies are actually received by CKE or HFS and CKE or HFS fail to pay to GBGF the GBGF portion of any monies received. If CKE or HFS receive a partial royalty fee payment from a Franchised Dual Concept Restaurant, they shall pay GBGF 40% of such payment applicable to Gross Sales of GB Food Products and each subsequent payment until GBGF has received the portion of the royalty fee payment it would have received had the Franchisee initially paid the royalty fee payment in full. CKE and HFS shall pay GBGF 40% of any interest arising from late payments by a Franchisee CKE or HFS receive applicable to Gross Sales of GB Food Products.

4. SUPPORT OBLIGATIONS

         A. TRAINING

         GBGF has trained the CKR Companies' management and selected personnel in the operation of the GB Dual Concept System and has provided the CKR Companies training materials and operations manuals for use by Franchised Dual Concept Restaurants. GBGF shall have no further obligations with respect to training or training materials. The CKR Companies will have sole responsibility for providing training for Franchised Dual Concept Restaurants and for all updates to training materials and operations manuals. GBGF shall have the right, but not the obligation, to be present at, and participate in, training sessions and inspections conducted by the CKR Companies personnel to the extent GBGF deems necessary to ensure that Franchised Dual Concept Restaurants meet GBGF's quality standards.

         B. OTHER SUPPORT OBLIGATIONS

         GBGF shall have no obligation to provide ongoing support or assistance to any Franchised Dual Concept Restaurant or to the CKR Companies in connection with any Franchised Dual Concept Restaurant.

         C. INSPECTIONS

         The CKR Companies shall conduct inspections and audits of Franchised Dual Concept Restaurants in the same manner and with the same frequency as the CKR Companies conduct inspections of franchised Carl's Jr. or Hardee's Restaurants. The CKR Companies shall provide GBGF on a quarterly basis a copy of all inspection reports.

5. DEFAULTS

         The CKR Companies shall have the sole right to notice defaults by a Franchised Dual Concept Restaurant and to enforce remedies under the applicable agreements. The CKR Companies shall keep


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GBGF informed as to the status of all such enforcement actions. GBGF agrees to cooperate with the CKR Companies and to provide such assistance as the CKR Companies may reasonably request in connection with any enforcement action.

6. FRANCHISE LAW COMPLIANCE

         Except as otherwise required by law, the CKR Companies shall be responsible for the filing of the applicable registrations with state franchise regulatory authorities and for the preparation and distribution of required franchise offering circulars for the offer and sale of franchises for Franchised Dual Concept Restaurants. GBGF agrees to cooperate with the CKR Companies in supplying information required to complete these regulatory filings and franchise offering circulars.

        III. OPERATION OF DUAL CONCEPT RESTAURANTS BY THE CKR COMPANIES

1. OPERATION OF DUAL CONCEPT RESTAURANTS

         A. GRANT

         GBGF hereby grants to the CKR Companies the right throughout the United States, during the Development Term, to develop CKR Dual Concept Restaurants utilizing the GB Dual Concept. With respect to all existing CKR Dual Concept Restaurants as of the Effective Date ("Existing Dual Concept Restaurants"), the provisions of this Agreement shall supersede the existing Franchise Agreements between the CKR Companies and GBGF for those Existing Dual Concept Restaurants, all of which Franchise Agreements are hereby terminated. The provisions of this Agreement shall govern all existing and future CKR Dual Concept Restaurants, without the need for the parties to execute any additional agreements with respect to individual Dual Concept Restaurants

         B. OPERATING TERM

         With respect to each Existing Dual Concept Restaurant, the initial operating term of the license to use the GB Dual Concept System and operate the restaurant as a Dual Concept Restaurant pursuant to this Agreement shall expire on the date on which the existing Franchise Agreement between GBGF and the CKR Companies for that Existing Dual Concept Restaurant would have expired (as identified in Appendix C). (The parties acknowledge that, as of the date of this Agreement, Appendix C is incomplete. Accordingly, the parties agree that they shall diligently pursue completion of Appendix C and substitute a completed Appendix C for the form of Appendix C currently attached to this Agreement.) For all Dual Concept Restaurants developed by the CKR Companies after the Effective Date, the initial term of the license to use the GB Dual Concept System and operate the restaurant as a CKR Dual Concept Restaurant shall be 15 years from the date the restaurant first opens to the public as a Dual Concept Restaurant. The initial operating term for each CKR Dual Concept Restaurant shall automatically be extended for a renewal term of 15 years unless the CKR Companies provide GBGF notice of its intent not to renew the term at least 30 days prior to the expiration of the initial term for that CKR Dual Concept Restaurant.

2. FEES

         A. INITIAL FEE

         The CKR Companies shall pay GBGF a nonrefundable initial fee of $2,500 for each CKR Dual Concept Restaurant to be developed and operated pursuant to this Agreement. The initial fee for each CKR Dual Concept Restaurant shall be paid before that CKR Dual Concept Restaurant first opens for business. The CKR Companies shall not be required to pay any additional initial fee with respect to any Existing Dual Concept Restaurant.

         B. ROYALTY FEE

         For each CKR Dual Concept Restaurant, the CKR Companies shall pay GBGF a weekly royalty fee (to be paid, for each fiscal week (as defined by GBGF from time to time), within 10 days after the end of that fiscal week) equal to 3% of Gross Sales of GB Food Products (as defined in Section II.3.B.), along with a statement of Gross Sales of GB Food Products for each CKR Dual Concept Restaurant.

         C. RENEWAL FEE

         No renewal fee shall be paid to renew the operating term for any CKR Dual Concept Restaurant developed after the Effective Date. With respect to each Existing Dual Concept Restaurant, a renewal fee shall be paid only, if under the prior Franchise Agreement between GBGF and the CKR Companies for that CKR Dual Concept Restaurant, a portion of the initial franchise fee was deferred. In that event, the previously deferred portion of the initial franchise fee shall be paid to GBGF as a renewal fee. (Appendix C identifies those Existing Dual Concept Restaurants for which a portion of the initial franchise fee had been deferred and the amount of the deferred fee.)

         D. INTEREST

         If any payments by the CKR Companies owed to GBGF with respect to CKR Dual Concept Restaurants under this Agreement are not received by GBGF by the date due, the CKR Companies, in addition to paying the amount owed, shall pay GBGF, no later than the next due date of any payment owed to GBGF, interest on the total amount owed from the date due until paid at the rate of 1.5% per month, not to exceed the maximum rate permitted for indebtedness of this nature in the state in which the applicable CKR Dual Concept Restaurant is located.

         E. GBGF'S RIGHT TO AUDIT

         GBGF or its designated agents shall have the right at all reasonable times (both during and after the term of this Agreement) to examine and copy, at GBGF's expense, the CKR Companies' books of account relating to CKR Dual Concept Restaurants. GBGF also shall have the right, at any time, to have an independent audit made of the CKR Companies' books of account relating to CKR Dual Concept Restaurants. If an audit reveals that payments due GBGF have been understated, the CKR Companies promptly shall pay GBGF the deficiency plus interest. If an audit reveals that payments due GBGF have been understated by 3% or more in any report to GBGF, then GBGF may, at its option, charge the CKR Companies for any and all costs and expenses connected with the audit (including, without limitation, reasonable accounting and attorneys' fees). These expenses shall be paid within 15 days of receipt of a statement therefor.

3. DUAL CONCEPT RESTAURANT DEVELOPMENT AND OPERATION

         The CKR Companies assume all cost, liability, expense and responsibility for developing, constructing and operating each CKR Dual Concept Restaurant. GBGF shall not have any obligations to provide the CKR Companies any assistance with respect to the development, construction or operation of any CKR Dual Concept Restaurant. In that regard, the provisions of Sections II.4.A.-B. and the absence of any obligation on GBGF to provide training or ongoing support or assistance shall be applicable to all CKR Dual Concept Restaurants.

4. OPERATION AND MANAGEMENT

         A. PERFORMANCE STANDARDS

         In recognition of the mutual benefits that come from maintaining the reputation for quality enjoyed by the GB Dual Concept System, the CKR Companies covenant and agree, with respect to the operation of CKR Dual Concept Restaurants, that the CKR Companies and their employees shall comply with all of the requirements of the GB Dual Concept System, and the CKR Companies additionally shall comply with the following:

            (1) The CKR Companies will operate each CKR Dual Concept Restaurant in a clean, safe and orderly manner, providing courteous, first-class service to the public.

            (2) The CKR Companies shall maintain all structures, furnishings, fixtures, equipment and decorations at each CKR Dual Concept Restaurant in good condition and repair.

            (3) The CKR Companies shall use their best efforts, skills and diligence in the conduct of business and shall regulate their employees so that they will be courteous and helpful to the public.

            (4) The CKR Companies shall ensure that qualified personnel supervise the operation of each CKR Dual Concept Restaurant at all times during business hours.

            (5) The CKR Companies shall operate each CKR Dual Concept Restaurant in strict compliance with applicable laws, rules and regulations of governmental authorities.

            (6) The CKR Companies shall prevent the operation of any CKR Dual Concept Restaurant in such a way as to impair the value of the GB Dual Concept System.

            (7) The CKR Companies shall prevent the use of any CKR Dual Concept Restaurant for any immoral or illegal purpose, or for any other purpose, business activity, use or function which is not expressly authorized by this Agreement.

         B. RIGHT OF INSPECTION

         GBGF personnel or designated agents shall have the right, but not the obligation, to enter each CKR Dual Concept Restaurant, without prior notice, at any time during regular business hours, for the purpose of examining the premises, conferring with the CKR Companies or their employees, and inspecting and checking merchandise and supplies, furnishings, fixtures, equipment, operating methods, and books and records.

5. INSURANCE

         The CKR Companies shall be responsible for all loss or damage originating in, or incurred in connection with, the construction or operation of the CKR Dual Concept Restaurants and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting from the construction or operation of the CKR Dual Concept Restaurants. The CKR Companies shall maintain in full force and effect an insurance policy or policies protecting the CKR Companies and GBGF and their respective officers, directors and employees against any loss, liability, personal injury, property damage or expense whatsoever arising or occurring upon, or in connection, with the CKR Dual Concept Restaurants. GBGF, and any entity with an insurable interest designated by GBGF, shall be an additional named insured in such policy or policies to the extent each has an insurable interest. The CKR Companies may self-insure some or all these obligations.

6. TERMINATION AND EXPIRATION

         A. BY THE CKR COMPANIES

         The CKR Companies may cease operating a CKR Dual Concept Restaurant as a Dual Concept Restaurant with GBGF's prior written consent.

         B. BY GBGF

         If any CKR Dual Concept Restaurant fails to materially comply with the requirements of the GB Dual Concept System, GBGF may provide the CKR Companies written notice of default with respect to that CKR Dual Concept Restaurant. If the CKR Companies fails to materially cure the noticed default within 60 days after receipt, GBGF may terminate the right of that particular CKR Dual Concept Restaurant to continue to be operated as a Dual Concept Restaurant. Termination with respect to a particular CKR Dual Concept Restaurant shall not affect any other CKR Dual Concept Restaurant.

         C. EFFECT OF TERMINATION OR EXPIRATION

         Upon termination or expiration of the operating term with respect to a particular CKR Dual Concept Restaurant, all rights granted by this Agreement with respect to that particular CKR Dual Concept Restaurant shall terminate and:
(1) the CKR Companies shall cease operating that restaurant as a Dual Concept Restaurant, shall cease using the Proprietary Marks and the GB Dual Concept System at the restaurant and shall make all necessary modifications to the restaurant; (2) the CKR Companies shall give GBGF a final accounting of all monies due under this Agreement to GBGF with respect to that CKR Dual Concept Restaurant within 30 days after the effective date of termination or expiration; and (3) the restrictions contained in Section I.9.B. shall be applicable to that CKR Dual Concept Restaurant for a period of 2 years after the expiration or termination of the operating term.

                 IV. ASSIGNMENT OF THE GB FRANCHISE AGREEMENTS

1. ASSIGNMENT

         GBGF shall have the right, to be exercised within 60 days after the Effective Date, to assign to CKE all of GBGF's right, title and interest in and to those GB Franchise Agreements for Green Burrito franchisees who elect not to convert their franchised restaurants to GBGF's "Grill" concept. CKE agrees to assume and perform all duties of GBGF under the assigned GB Franchise Agreements from and after the date each such GB Franchise Agreement is assigned to CKE ("Assignment Date(s)"). GBGF and CKE agree to execute such further documents and to take such further actions as necessary to effectuate the assignments contemplated in this Section IV.1.

2. NOTICE

         Following the Assignment Date(s), GBGF shall give written notice of the assignment to the franchisees under each of the GB Franchise Agreements assigned to CKE.

3. ONGOING MATTERS

         With respect to each GB Franchise Agreement assigned to CKE, from and after the applicable Assignment Date, CKE shall pay GBGF 40% of all royalty fees a franchisee is required to pay under the assigned GB Franchise Agreement. Such royalty fees shall be paid in accordance with the provisions of Section II.3.D. In addition, the provisions of Section II.3.C. and Sections II.4.-6. shall be applicable to GBGF and CKE with respect to each GB Franchise Agreement assigned to CKE.

         IN WITNESS WHEREOF, the parties have duly executed, sealed and delivered this Agreement as of the day and year first written above.

ATTEST:                                     CKE RESTAURANTS, INC.

By:                                         By:
   -------------------------------             ---------------------------------

Title:                                      Title:
      ----------------------------                 -----------------------------

                                            Date:
                                                  ------------------------------

ATTEST:                                     CARL KARCHER ENTERPRISES, INC.

By:                                         By:
   -------------------------------             ---------------------------------

Title:                                      Title:
      ----------------------------                 -----------------------------

                                            Date:
                                                  ------------------------------

ATTEST:                                     HARDEE'S FOOD SYSTEMS, INC.

By:                                         By:
   -------------------------------             ---------------------------------

Title:                                      Title:
      ----------------------------                 -----------------------------

                                            Date:
                                                  ------------------------------

ATTEST:                                     SANTA BARBARA RESTAURANT GROUP, INC.

By:                                         By:
   -------------------------------             ---------------------------------

Title:                                      Title:
      ----------------------------                 -----------------------------

                                            Date:
                                                  ------------------------------

ATTEST:                                     GREEN BURRITO GRILL FRANCHISE
                                            CORPORATION

By:                                         By:
   -------------------------------             ---------------------------------

Title:                                      Title:
      ----------------------------                 -----------------------------

                                            Date:
                                                  ------------------------------

                                   APPENDIX A

                              DEVELOPMENT SCHEDULE


                                  NUMBER OF DUAL           CUMULATIVE NUMBER OF
                                CONCEPT RESTAURANTS             DUAL CONCEPT
                                TO BE DEVELOPED BY          RESTAURANTS TO BE IN
         CALENDAR YEAR                YEAR END             OPERATION BY YEAR END
         -------------          -------------------        ---------------------

             2000                      25                           233

             2001                      25                           258

             2002                      20                           278

             2003                      20                           298

             2004                      10                           308

         For purposes of determining whether the CKR Companies have met their obligations under this Development Schedule, each CKR Dual Concept Restaurant shall count as 1 Dual Concept Restaurant for purposes of this Development Schedule and each Franchised Dual Concept Restaurant developed shall count as
 .75 of a Dual Concept Restaurant for purposes of this Development Schedule.

                                   APPENDIX B

                                GB FOOD PRODUCTS

BURRITOS

Super Bean Burrito (Rice, beans, guacamole, enchilada sauce & cheese) Super Meat Burrito (Choice of steak, chicken or carnitas)
Green Burrito (Pork, Green Chile Sauce, cheese & beans)
Meat, Bean & Cheese Burrito (Choice of steak, chicken or carnitas) Meat & Cheese Burrito (Choice of steak, chicken or carnitas)
Wet Red Burrito (Steak & rice)
Wet Green Burrito (Rice, beans & pork)
Big Ed Burrito


NACHOS

Super Nachos (Choice of steak, chicken or carnitas)
Mini Super Nachos (Smaller version of Super Nachos)
Nachos (Chips with melted Jack & Cheddar Cheese)


SINGLES

Hard Taco
Soft Taco
Bean & Cheese Burrito
Tostada
Cheese Quesadilla
Two Taquitos with Guacamole Fajitas
Chile Relleno
Cheese Enchilada
Taco
Super Taco


COMBINATIONS

Any combination of any of the above


ADDITIONAL ITEMS

Any items offered by GBGF at solo franchise locations

                                   APPENDIX C

                        EXISTING DUAL CONCEPT RESTAURANTS


                                       OPERATING TERM            DEFERRED INITIAL
             LOCATION                    EXPIRATION               FRANCHISE FEE
          -------------------          --------------            ----------------
          #56, Fullerton                                              $  577

          #82, Huntington Beach                                       $4,038

          #102, West Covina                                           $4,083

          #105, Riverside                                             $3,385

          #106, Riverside                                             $2,584

          #109, Chino                                                 $5,042

          #113, Newhall                                               $3,958

          #114, Inglewood                                             $3,192

          #135, Diamond Bar                                           $4,625

          #142, Victorville                                           $1,154

          #172, Burbank                                               $1,333

          #213, San Fernando                                          $2,916

          #222, Sacramento                                            $6,792

          #231, Sacramento                                            $3,333

          #248, Fontana                                               $1,269

          #255, Victorville                                           $6,376

          #296, Irvine                                                $2,375

          #302, San Gabriel                                           $5,292

          #304, Ontario                                               $2,083

          #590, Manteca                                               $  750

          #608, Castaic                                               $1,583